Exhibit 99.4

FORM OF

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of [            ], 2010, is made by and between Eclipsys Corporation, a Delaware corporation (the “Company”), and the undersigned stockholder (the “Stockholder”) of Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (“Parent”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Parent, Arsenal Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the Merger Agreement may be modified or amended from time to time, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, the issuance by Parent to the stockholders of the Company of certain shares of common stock of Parent, par value $0.01 per share (the “Parent Common Stock”) pursuant to the Merger Agreement (the “Company Share Issuance”) must be approved by the affirmative vote of a majority of shares of Parent Common Stock present in person or represented by proxy at a meeting held for such purpose and entitled to vote thereon;

WHEREAS, as of the date hereof, the Stockholder owns, beneficially or of record, or has complete investment authority over, and has (or upon exercise or exchange of a convertible security will have), the power to vote and dispose of the number of shares of Parent Common Stock set forth on Schedule A (the “Owned Shares” and, together with (i) any securities issued or exchanged with respect to such Owned Shares upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of Parent or any other change in Parent’s capital structure and (ii) any shares of Parent Common Stock or other securities of Parent which the Stockholder acquires beneficial or record ownership after the date hereof and prior to the termination of this Agreement, whether by purchase, acquisition or upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as the “Covered Shares”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Stockholder agree, and in order to induce the Company to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement with respect to the Covered Shares and certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

VOTING AGREEMENT

Section 1.01 Voting of the Covered Shares. The Stockholder hereby irrevocably and unconditionally covenants and agrees that, during the Voting Period (as hereinafter defined), at any meeting of the stockholders of Parent (whether annual or special), however called, or at any adjournment or postponement thereof, or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, the Stockholder shall, (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares as to which the Stockholder controls the right to vote to be counted as present thereat for the purpose of establishing a quorum and respond to any other request by the Company for written consent, and (ii) vote (or cause to be voted) in person or by proxy and express consent in respect of all Covered Shares as to which the Stockholder controls the right to vote:

(a) in favor of the Company Share Issuance and any other matter to be approved by the stockholders of Parent to facilitate the Company Share Issuance;

(b) against (A) any extraordinary corporate transaction (other than the Company Share Issuance, the Merger and the Coniston Transaction), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, or sale or transfer of all or substantially all of the assets or securities of Parent or any of its Subsidiaries, (B) any amendment of Parent’s certificate of incorporation or by-laws other than as contemplated by the Framework Agreement or the Merger Agreement, (C) any other proposal, action or transaction involving Parent or any of its Subsidiaries, which amendment or other proposal, action or transaction would reasonably be expected to in any manner impede, frustrate, prevent or nullify the Framework Agreement, the Merger Agreement, the Company Share Issuance, the Coniston Transaction, the Arsenal Exchange (as defined in the Framework Agreement) or any of the other transactions contemplated thereby and (D) any extraordinary dividend, distribution or recapitalization by Parent or change in capital structure of Parent (other than pursuant to or as expressly permitted by the Merger Agreement or the Framework Agreement) (the matters described in the foregoing clauses (A) through (D) being referred to as “Competing Actions”); and

(c) not take any action by written consent to approve any Competing Action.

For the purposes of this Agreement, “Voting Period” shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement in accordance with its terms pursuant to Article IV hereof. The Stockholder shall remain free to vote or cause to be voted (or execute or cause to be executed consents or proxies with respect thereto) the Covered Shares with respect to any matter not covered by this Section 1.01 in any manner the Stockholder deems appropriate.

Section 1.02 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. Except as provided in this Agreement, all rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and the Company shall not have any power or authority to direct the Stockholder in the exercise of its rights hereunder with respect to the Covered Shares, except as otherwise specifically provided herein, or in the performance of the Stockholder’s duties or responsibilities as a stockholder, director or officer of Parent. Nothing in this Agreement shall be interpreted as (i) obligating the Stockholder to exercise any warrants, options, conversion of convertible securities or otherwise acquire Parent Common Stock or (ii) creating or forming a “group” with any other Person, including the Company, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.

The Stockholder hereby represents and warrants to the Company as follows:

Section 2.01 Authority; Binding Agreement. The Stockholder has all requisite capacity, power and authority to enter into this Agreement and to perform the Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization and valid execution and delivery by the Company, constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws relating to or affecting creditors generally or general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). If this Agreement is being executed in a representative or fiduciary capacity with respect to the Stockholder, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.02 No Conflicts. The execution and delivery of this Agreement by the Stockholder does not, and the performance of the Stockholder’s obligations under this Agreement and the consummation by the Stockholder of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder, the Covered Shares or any of the Stockholder’s other properties or assets or (ii) result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of an encumbrance under, any of the terms, conditions or provisions of any contract, note, lease, mortgage, indenture, license or other instrument to which the Stockholder is a party or by which the Covered Shares are bound, except for conflicts, violations, breaches or defaults that would not prevent, delay or impede the performance by the Stockholder of any of its obligations hereunder or interfere with the exercise by the Company or its designees of its rights with respect to the Covered Shares under this Agreement.

Section 2.03 Ownership of the Owned Shares. As of the date hereof, the Stockholder has good and valid and marketable title to and is the record or beneficial owner of the Owned Shares set forth on Schedule A free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances, restrictions or arrangements whatsoever with respect to the ownership, transfer or other voting of the Owned Shares. The Stockholder has full and unrestricted power to dispose of and vote all of, and has not granted any proxy inconsistent with this Agreement that is still effective with respect to, the Owned Shares. The Stockholder does not own, beneficially or of record, any shares of capital stock of Parent or securities convertible into or exercisable or exchangeable for shares of capital stock of Parent, other than the Covered Shares.

Section 2.04 Litigation. As of the date of this Agreement, there is no suit, action, proceeding or regulatory investigation pending or, to the knowledge of the Stockholder, threatened, against the Stockholder that restricts in any material respect or prohibits (or, if successful, would reasonably be expected to restrict or prohibit) the performance by the Stockholder of any of its obligations under this Agreement or interfere with the exercise by the Company or its designees of its rights with respect to the Covered Shares under this Agreement.

Section 2.05 No Setoff. To the knowledge of the Stockholder, as of the date hereof, there are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of any Person to reduce the amount of the Owned Shares or affect the validity or enforceability of the Owned Shares.

ARTICLE III

COVENANTS OF THE STOCKHOLDER.

Section 3.01 No Transfer. Other than pursuant to the terms of this Agreement or any of the other Transaction Documents, without the prior written consent of the Company, during the Voting Period, the Stockholder agrees not to, directly or indirectly, (i) sell, pledge, assign, transfer, tender, exchange, offer, encumber, lend or otherwise dispose of (including by gift, merger, consolidation or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, tender, exchange, offer, encumbrance or other disposition of (including by gift, merger, consolidation or otherwise by operation of law) (each, a “Transfer”), any Covered Shares, (ii) grant any proxies, options, rights of first offer or refusal or power of attorney or enter into any voting trust or other agreement or arrangement with respect to any Covered Shares, or (iii) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing, disabling or impeding the Stockholder from performing its obligations under this Agreement or interfere with the exercise by the Company or its designees of its rights with respect to the Covered Shares under this Agreement. Any action taken or attempted to be taken in violation of the preceding sentence will be null and void. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Stockholder may Transfer any or all of the Covered Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (ii) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, so long as the transferee, prior to such Transfer executes a counterpart of this Agreement (with such modifications as the Company may reasonably request solely to reflect such Transfer) and (iii) in connection with the satisfaction of withholding obligations in connection with the vesting of restricted stock units (including performance-based restricted stock units) awarded by Parent under a Parent Stock Plan.

Section 3.02 Stop Transfer Order. The Stockholder hereby authorizes the Company’s counsel to notify Parent’s transfer agent that prior to the termination of this Agreement there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares.

Section 3.03 Notice of Additional Shares/Transfers. The Stockholder shall as promptly as practicable notify the Company of the number of any new Covered Shares acquired by the Stockholder, if any, after the date hereof. Any such shares shall be automatically subject to the terms of this Agreement as though owned by the Stockholder on the date hereof. The Stockholder shall also as promptly as practicable notify the Company of any Transfer of Covered Shares pursuant to Section 3.01 after the date hereof.

Section 3.04 No Restraint on Officer or Director Action. Notwithstanding anything to the contrary herein, the Company hereby acknowledges and agrees that no provision in this Agreement shall limit or otherwise restrict the Stockholder with respect to any act or omission that such individual may undertake or authorize in his or her capacity as a director or an officer of Parent or any Subsidiary thereof, including any vote that such individual may make as a director of Parent, with respect to any matter presented to the board of directors of Parent. The agreements set forth herein shall in no way restrict the exercise of his or her fiduciary duties as a director or officer of Parent. The Stockholder has executed this Agreement solely in the capacity as the record and/or beneficial owner of the Covered Shares, and no action taken by any such director or officer shall be deemed to constitute a breach of any provision of this Agreement.

Section 3.05 Further Assurances. The Stockholder agrees, from time to time, upon the reasonable request of the other party, to execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as may be reasonably necessary for the purpose of effectively carrying out the transactions contemplated by this Agreement.

ARTICLE IV

TERMINATION

This Agreement and all of its provisions shall terminate upon the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the mutual written agreement of the Stockholder and the Company to terminate this Agreement; provided, that the provisions of Article V shall survive any such termination of this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities hereunder; provided, that such termination or expiration shall not relieve any party from liability for any willful and material breach hereof prior to such termination or expiration.

ARTICLE V

GENERAL PROVISIONS.

Section 5.01 Survival of Representations and Warranties. The representations and warranties contained herein shall expire with, and be terminated and extinguished upon, the termination of this Agreement pursuant to Article IV, unless such termination resulted from a willful and material breach of this Agreement by the Stockholder, and thereafter the Stockholder shall not be under any liability whatsoever with respect to any such representation or warranty, except with respect to any willful and material breach prior to such expiration.

Section 5.02 Fees And Expenses. All costs and expenses (including fees and disbursements of counsel, accountants and other advisors) incurred in connection with the preparation, negotiation, execution, delivery or performance of this Agreement shall be paid by the party incurring such cost or expense, except that Parent shall pay the reasonable fees and expenses of Stockholder.

Section 5.03 Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, sent by fax or sent by international overnight courier service and shall be deemed given when so delivered by hand or fax (if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt; otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt), or one (1) business day after mailing in the case of international overnight courier service, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.03):

if to the Company:

Eclipsys Corporation

Three Ravinia Drive

Atlanta, GA 30348

Fax: (404) 847-5777

Attention: General Counsel

          Chief Financial Officer

with a copy to:

King & Spalding LLP

1180 Peachtree Street, NE

Atlanta, Georgia 30309

Fax: (404) 572-5133

Attention: John D. Capers, Jr., C. William Baxley

if to the Stockholder, at the address set forth on Schedule A, with a copy (which shall not constitute notice) to each of:

Allscripts-Misys Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

Fax: (312) 506-1208

Attention: General Counsel

and

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Fax: (312) 853-7036

Attention: Frederick C. Lowinger, Gary D. Gerstman

Section 5.04 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement (or the remaining portion thereof) or the application of such provision to any other Person or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are completed as originally contemplated to the greatest extent possible.

Section 5.05 Entire Agreement; Successors and Assigns.

(a) This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. The Schedules are an integral part of this Agreement and are incorporated by reference into this Agreement for all purposes.

(b) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party. Any attempted assignment in violation of this Section 5.05(b) shall be void.

Section 5.06 Amendment. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 5.07 Waivers. Any waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach, or a subsequent waiver of the same term or condition or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.08 Remedies Cumulative. Other than as expressly set forth herein, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.09 Parties in Interest. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing express or implied in this Agreement is intended or shall be construed to confer upon any Person other than the parties any legal or equitable rights or remedies under this Agreement.

Section 5.10 Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or the transactions contemplated hereby or to the inducement of any party to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the Laws of any other jurisdiction. Each party irrevocably and unconditionally waives any objection to the application of the Laws of the State of Delaware to any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding should not be governed by the Laws of the State of Delaware.

Section 5.11 Specific Performance; Submission To Jurisdiction.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction over such action, in which case, in any state or federal court located in Delaware), this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security related to such equitable relief.

(b) Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, or if such court is unavailable, any state or federal courts located in Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereby agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction over such action, in which case, in any state or federal court located in Delaware). Each party hereby waives formal service of process and agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 5.11. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY RELATING TO ANY DISPUTE ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.11.

Section 5.12 Interpretation. The headings and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meanings as defined in this Agreement. All references to Articles, Sections or Schedules contained in this Agreement shall be to Articles, Sections or Schedules of or to this Agreement unless otherwise stated. Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to any gender include the other genders, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s) and (vi) the terms “year” and “years” mean and refer to calendar year(s).

Section 5.13 Counterparts. This Agreement may be signed in any number of counterparts (including by fax or other electronic signature), each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart of this Agreement signed by the other party.

Section 5.14 Public Announcement; Disclosure. The Stockholder shall consult with the Company before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and, except as required by Law or regulatory authority (if reasonably practicable after notice to and consultation with the Company), shall not issue any such press release or make any such public statement without the prior approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed). The Stockholder hereby authorizes the Company to publish and disclose, in any announcement, disclosure or filing required by any Governmental Entity, the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date hereinabove written.

ECLIPSYS CORPORATION

By:
Name:
Title:

[STOCKHOLDER]

Schedule A

Shares of Parent Common Stock

Securities Convertible or Exercisable or Exchangeable for Shares of Parent Common Stock

Stockholder’s Address for Notice:

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